Exhibit 99.1

CONTACTS:

Metro One Telecommunications, Inc.

Duane Fromhart, Chief Financial Officer
(503) 643-9500

Financial Dynamics
Jordan Goldstein
(Investors & financial media)
(415) 439-4504

METRO ONE RECEIVES NASDAQ NOTICE OF COMPLIANCE WITH
NASDAQ LISTING REQUIREMENTS

PORTLAND, Oregon – July 24, 2006 – Metro One Telecommunications, Inc. (Nasdaq: INFO), a developer and provider of Enhanced Directory Assistance® and other enhanced telecom services, today announced that on July 19, 2006 it received notification from the staff of The Nasdaq Stock Market indicating that Metro One was not in compliance with $1.00 minimum closing bid price requirements for continued listing of its common stock on the Nasdaq Capital Market, and that due to such noncompliance, its common stock would be delisted at the opening of business on July 28, 2006.

On July 21, 2006, Metro One received a letter from the staff of The Nasdaq Stock Market informing Metro One that it had regained compliance with the continued listing requirements because the Company’s common stock has closed at $1.00 or greater for at least 10 consecutive trading days. Accordingly, as noted by Nasdaq in its letter, this matter is now closed. As previously announced in connection with the reverse stock split effected on July 6, 2006, Metro One’s common stock currently trades under the symbol “INFOD” and will resume trading under the symbol “INFO” on August 4, 2006.

About Metro One Telecommunications:

Metro One Telecommunications, Inc. is a developer and provider of Enhanced Directory Assistance and other enhanced telecom services. The Company operates a network of call centers located strategically throughout the U.S. Metro One handled approximately 306 million requests for information in 2004. For more information, visit the Metro One Telecommunications website at www.metro1.com.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, but not limited to, factors detailed in the Company’s Securities and Exchange Commission filings. The forward-looking statements should be considered in light of these risks and uncertainties.